Exhibit 10.1


                              COMPANY CONFIDENTIAL


                              BUSINESS COOPERATION
                                       AND
                             DISIRIBUTION AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and entered into as of the 1 day of May, 2006 by and between More Energy Ltd., a company duly organized and registered under the laws of the State of Israel and having its principal place of business at 2 Yodfat Street, Global Park, Lod, Israel ("MORE") and Oy Hydrocell Ltd., a company duly organized and registered under the laws of Finland and having its principal place of business at Minkkikatu 1-3, Finland ("Hydrocell").

                                   WITNESSETH:

WHEREAS MORE, inter alia, has proprietary technology in the area of portable direct liquid fuel cells, including various initial commercial and military applications of same; and

WHEREAS Hydrocell, inter alia, has proprietary technology in the area of hydrogen gas based alkaline fuel cells, including an initial dual use commercial and military application which provides greater than 20 Watts of energy; and

WHEREAS The Parties are interested in investigating further the possibilities in pursuing a technological cooperation, including (1) determining whether certain materials and/or technologies of one party may be advantageous to the other parties products and if so agreeing on a process for cooperating in those technological areas and (2) in jointly developing certain new products that incorporate substantial technological elements of both Parties; and

WHEREAS Hydrocell is interested that MORE act as its distributor of its products for military applications to certain markets defined herein and MORE agrees to act as such distributor,

     NOW THEREFORE, the Parties mutually agree as follows:

1.   Definitions

In this Agreement, the following terms shall have the meaning ascribed thereto in this Section 1:

"Business Day"      A day which is a business day both in Israel and Finland.

"Customer"          The Departments of Defense,  Police,  Homeland Security, and
                    the  like,   whether   at

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                    the Federal,  State or local  jurisdictional  level,  of the following Countries:

                    The United States, Israel, Singapore, The Republic of China, Taiwan, India, Japan, and Turkey. Additional markets may be added by a written Addendum to this Agreement signed and dated by both Parties.



"Hydrocell Patents" shall mean any Patents owned or controlled by Hydrocell,  or
                    Patents filed and not yet issued, and in existence as of the Effective Date, and Patents issued subsequent to the Effective Date to Hydrocell and which Hydrocell establishes by written record are derived from and contain Hydrocell Technology without MORE Technology.

"Hydrocell
Technology"         shall mean  Technology  owned or under the legal  control of
                    Hydrocell as of the  Effective  Date,  as well as Technology developed by Hydrocell based on Hydrocell  Technology  after
                    the   Effective   Date  and  which  does  not  contain  MORE
                    Technology.


"Joint Technology"  shall mean  Technology  which is developed by either or both
                    Parties under this Cooperation Agreement and separate project specific agreement, and which contains significant elements of both Hydrocell Technology and MORE Technology. The Parties will identify Joint Technology in a written addendum to this Agreement from time to time.


"MORE Technology"   shall mean  Technology  owned or under the legal  control of
                    MORE  as of  the  Effective  Date,  as  well  as  Technology developed  by  MORE  based  on  MORE  Technology  after  the
                    Effective   Date  and  which  does  not  contain   Hydrocell
                    Technology.


"MORE Patents"      shall  mean any  Patents  owned or  controlled  by MORE,  or
                    Patents filed and not yet issued, and in existence as of the
                    Effective  Date,  and  Patents  issued   subsequent  to  the
                    Effective Date to MORE and which MORE


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                    establishes  by written  record are derived from and contain
                    MORE Technology without Hydrocell Technology.


"Patents"           shall  mean any patent  issued in any  country of the world, including continuation in parts, divisional and reissues thereof and shall also include any patent pending until same is denied or issued.

2.   Technological Cooperation

     2.1 The Parties respective fuel cell technologies are both alkaline based systems, however in all other respects there are major differences between them. First, Hydrocell uses gas hydrogen as its fuel while MORE uses a proprietary liquid fuel based upon sodium borohydride. Hydrocell also studies the use of ethanol, RME, diesel, glucose and possibly other hydrocarbon liquids and gases to be used as a fuel. Second, Hydrocell has developed regenerative carbon dioxide filtering technology, which is used in Hydrocell's fuel cells. Each party has developed its own unique anode technology as well as its own power management elements to its systems. In addition the architecture and design of the respective Party's systems are very distinct. The Parties believe however that they may each have technological value to contribute to the other and they have decided to investigate areas of cooperation. In the event that during their cooperation hereunder the Parties create Joint Technology, then each Party will have equal rights of ownership and use of such Joint Technology in its products when separately agreed for the specific project, provided however that the sale of such Joint Technology or the grant of the right to use same to a third Party will require the written agreement of both Hydrocell and MORE.

     2.2 The first area of cooperation to be studied will be in the use of an alkaline gel divider that Hydrocell and MORE are developing for use with MORE's power pack products. The Parties have been developing the gel prior to this Agreement and they intend to complete that effort in accordance with the Statement of Work GEL Development ("SOW GEL") attached hereto as Annex 1. The Parties will enter into a separate supply and license agreement which will come into effect upon successful completion of that development and which will provide:

          2.2.1 The supply by Hydrocell of quantities of the gel in the early stages of the MORE development phase of its new products using the gel. The price of the gel for the development phase will be 15 US$/ 100ml of gel in orders less than 20 liters and 10 US$/ 100ml in orders more than 20 liters.


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          2.2.2 A transfer to MORE of the production data package, including the sale of the necessary tooling to MORE by Hydrocell, to enable MORE to manufacture large quantities of the gel for its products. Hydrocell will be paid its costs in this transfer phase. Thereafter MORE will either purchase the gel from Hydrocell at a mutually agreed price or manufacture (or have manufactured by a subcontractor) the gel for its use and pay to Hydrocell a royalty of the lesser of 20% of the price to MORE per product for the gel manufactured or 1 US cents per current type product and up to 3 cents per product for larger systems above 20 Watt. Hydrocell will be entitled to obtain a certified statement of said costs from MORE's outside Auditors.

          2.2.3 Hydrocell will undertake not to sell the gel or derivatives thereof directly or indirectly (e.g., by license or otherwise) to third parties for inclusion in an alkaline fuel cell product which either uses sodium borohydride as a fuel source or which provides under 30 Watts of power.

     2.3  Annual payments for R&D

          MORE shall pay Hydrocell annually 100,000 US$ per annum during two years after agreement is signed, 200,000 US$ in all for R&D cooperation as described prior in this clause. Annual payment is divided in four parts, 25,000 US$ each.


3.   Joint Product Development

     3.1 The Parties are interested in investigating a joint development of a new line of products which would combine key elements of Hydrocell's existing technology of tubular shaped 20 Watt modular systems with key elements of MORE's existing technology of proprietary fuel as well as catalytic materials and electrode technology. The performance envelope for such new Products will be no less than 20 Watts and no more than 200 Watts and will be for applications in the area of military programs, automotive uses, and stationary power systems. Any marketing or sale for other applications will require the prior written approval of both Parties which they may deny at their sole discretion. The Parties will jointly own the resulting product and they will agree on the commercialization sharing including allocation of markets, cross-licensing terms and royalty terms. Both Party's reserve the right to offer their own products to the above markets in parallel to the new jointly owned Product. It is the intention that in each instance where a party intends to offer its own products as well it will first discuss the situation with the other Party without limiting its absolute discretion to make its own decision.

     3.2 The Parties will finalize a Statement of Work and separate agreement for this joint development as soon as practicable. It is


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          assumed that each Party would absorb its own costs in such development effort and would share joint expenses (such as testing). The Parties will make efforts to find customer funding if possible and they will equitably share in any such funding.

4.   Distributorship

     4.1 Appointment. Subject to MORE's undertaking according to Section 4.3 hereinafter, Hydrocell hereby grants to MORE, and MORE hereby accepts, a license to distribute Hydrocell's products to the Customers. Once MORE initiates a marketing activity to a Customer, Hydrocell will not take any competitive action with such Customer. Furthermore, prior to taking any marketing action with a Customer, Hydrocell will consult with MORE.

     4.2 Exclusivity. Hydrocell shall grant to MORE and MORE hereby accepts, an exclusive license to distribute Hydrocell's products to the Customers in Israel and US for following years when MORE meets the annual sales targets as presented in Appendix 2. The exclusivity ceases if MORE does not meet the annual sales targets as soon as Hydrocell has terminated it by written registered notice, provided that any outstanding proposals to Customers by MORE will be honored by Hydrocell. The license to distributor however survives.

     4.2 Term of Distributorship. The term of the distributorship discussed above shall be three (3) years from the Effective Date of this Agreement. The three year term shall automatically be extended for an additional three (3) years as to each Customer to whom a sale of Hydrocell product has been concluded within the initial term.

     4.3 MORE's Undertakings. More undertakes, directly or through a permitted sub-distributor in accordance with Section 4.4 hereof, to promote Hydrocell's products to the Customers. It is understood that MORE will initially introduce the products to the Israeli military customer and thereafter the United States military customer and upon successful results to the other listed Customers. MORE will report to Hydrocell in writing upon any material event related to the distributorship.

     4.5 Sub-distributors. MORE is entitled to appoint sub-distributor/s for one or more Customers provided that MORE will remain directly and solely responsible to Hydrocell for all of the efforts of such sub-distributor/s. Hydrocell has however a right to reject sub-distributors.


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     4.6  Hydrocell's Developments and Support. Hydrocell shall, during the Term of the Distributorship, keep MORE currently advised of Hydrocell's technological and product developments based on its own decisions.
          Hydrocell   shall  support   MORE's   marketing   presentations   with
          appropriate technical literature and data and, upon MORE's request, assist in actual presentations in a level decided solely by Hydrocell. The travel costs of Hydrocell personnel in such presentations shall be covered by MORE.


     4.7 Pricing. The Parties agree to negotiate a reasonable price to MORE for the products sold by MORE to Customers.

     4.8 Warranty and Indemnity. Hydrocell shall provide at least a one year warranty against defects in design, workmanship and materials to the Customers purchasing from MORE products hereunder. Hydrocell will also indemnify MORE against any damage resulting from a patent or intellectual property claim by a third party regarding the marketing, sale, or use of the products hereunder, as well as against any third party claim for personal or property injury caused by the products or product liability claims.

5.   Proprietary Rights and Confidentiality

     5.1 Proprietary Rights. Hydrocell reserves all right, title and interest in and to all Hydrocell Technology, Hydrocell Patents, and trade secrets, trade names and trademarks relating in any way to Hydrocell's products and technology. MORE reserves all right, title and interest in and to all MORE Technology, MORE Patents, and trade secrets, trade names and trademarks relating in any way to MORE's products and technology.

     5.2  Confidentiality.

          5.2.1 During the term of this Agreement and/or the distributorship, certain information that is considered proprietary or confidential may be disclosed or exchanged between the parties. The term Confidential Information shall include MORE Technology, Hydrocell Technology or other information considered confidential or proprietary by the Party disclosing same when same is disclosed hereunder by one party to the other in accordance with the following procedure:

               (i) When disclosed in writing, Confidential Information shall be labeled as being confidential; and

               (ii) When disclosed  orally,  Confidential  Information  shall be identified as confidential  at the time of disclosure,


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                    with  subsequent  confirmation to the other party in writing within thirty (30) days after disclosure, identifying the date and type of information disclosed.

          5.2.2 During the term of this Agreement and for a period of five (5) years after the termination of this Agreement, each party shall hold in confidence the other's Confidential Information and shall not, without the prior written consent of the other party, disclose such information to any person except its own employees having a need to know, and shall not use the other's Confidential Information for any purpose except to exercise its rights in accordance with this Agreement. These obligations shall not apply to any Confidential Information that:

               (i) Is generally available to the public in printed publications before its disclosure under this Agreement,

               (ii) Becomes  generally   available  to  the  public  in  printed
                    publications without default by either party under this Agreement, or

               (iii) Is  lawfully in the  possession  of one party in written or other recorded form before the time of disclosure by the other party.

               Upon the request of the disclosing party, the other party shall return all copies of Confidential Information and destroy any other copies of same in its possession.

6. Termination. (A) The provisions of Article 4 of this Agreement shall terminate upon the later of the end of the Term of the Distributorship as defined above or three years, unless terminated by mutual written agreement of the Parties prior thereto.

     (B) The balance of this Agreement shall continue in effect notwithstanding the termination under Paragraph (A) above, provided however that in the event that one of the Parties declares bankruptcy or is declared bankrupt by a court of law, the other Party will be entitled to terminate this entire Agreement by written notice. In the case of such termination, each Party will have equal rights in jointly developed products (under Paragraphs 2 and 3 above) and be free to deal with same without further agreement of the other party and MORE will continue to have the right to manufacture, have manufactured and sell the Gel described in Paragraph 2.2 subject to the continuing payment of the applicable royalty to the successor entity to Hydrocell if any and the provisions of 2.2.2 and 2.2.3 of this Agreement shall continue to apply to both Parties .

     (C) Notwithstanding the termination or expiration of this Agreement the terms of Section 5 above shall continue on its terms to be binding on the Parties. Furthermore, any obligations under any specific purchase order/agreement or an obligation of payment, warranty or delivery of products which came into effect prior to the termination or expiration of this Agreement shall continue in force as if this Agreement did not terminate.


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7.   Governing Law

This Agreement shall be governed under English Law and any dispute will be submitted to the exclusive jurisdiction of the arbitration tribunal of the International Chamber of Commerce in Geneva. Nothing hereinabove will prevent a party to seek injunctive relief in any court having jurisdiction for the purpose of stopping an illegitimate use of its proprietary information by the other party.

8.   Notices. The following addresses shall apply for Notice hereunder:

         Oy Hydrocell Ltd.:

         Address: Minkkikatu 1-3,

                  Jarvenpaa, Finland 04430

         Attention: Tomi Anttila, Managing Director

         Fax No.: 35892911051

         E-Mail:  tomi.anttila@hydrocell.fi

         MORE Energy Ltd.:

         Address: 2 Yodfat Street, Global Park, P.O. Box 1112,

                  Lod 71291, Israel

         Attention:Mr. Gennadi Finkelshtain and Mr. Jacob Weiss

         Fax No.: +972 - 8 - 9200024

         E-Mail:  more@medisel.co.il and jweiss@medisel.co.il


9.   Effective Date.

This Agreement shall enter into effect upon the later of (i) signature by the last party hereto to sign and (ii) approval by the Board of Directors of MORE's parent company, Medis Technologies Ltd. (herein the "Effective Date").


10.  Miscellaneous

     10.1 Preamble The preamble and annexes attached hereto form an integral part of this Agreement.

     10.2 Language. All correspondence, information, specifications, reports, notices and any other written or oral communication between the Parties shall be in the English language.


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     10.3 Waivers. The failure of a party to insist in any one or more instances upon strict performance of any of the terms of this Agreement or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment to any extent by said party of said party's right to assert or rely upon any such term or right on any future occasion.

     10.4 Assignment. This Agreement may not, in whole or in part, be assigned or otherwise transferred by Hydrocell or MORE, without the prior written consent of the other Party and any assignment or transfer without such consent shall be null and void.

     10.5 Entire Agreement; Amendments. The terms and conditions of this Agreement constitute the entire agreement between the parties and shall supersede all previous communications, representations or agreements, whether oral or written, between said parties with respect to the subject matter hereto. No agreement or understands, either oral or written, between the parties will be binding upon either party unless in writing, signed by a duly authorized representative of each party.

     IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement in two (2) duplicate originals, of which one (1) is left with MORE and one (1) with Hydrocell, all as of the date first hereinabove written.

       Oy Hydrocell Ltd.                                 More Energy Ltd.

By:    /s/ Tomi Anttila                           By: /s/ Gennadi Finkelshtain
       --------------------                           ------------------------
Name:  Tomi Anttila                               Name: Gennadi Finkelshtain
Title: Managing Director                          Title: General Manager

By:                                               By: /s/ Israel Fisher
       --------------------                           --------------------
Name:                                             Name: Israel Fisher
       --------------------
Title:                                            Title: CFO
       --------------------


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Appendix 2.


Minimum sales levels to apply from Year beginning 2009 and to be set by agreement by mid 2008.